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                                                                   EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC AUDITORS

To eSoft Incorporated:


As independent public accountants, we hereby consent to the incorporation by reference of our report dated February 4, 1999, related to the balance sheet of Apexx Technology, Inc. as of December 31, 1998 and the related statements of operations, stockholders' deficit and cash flows for the year then ended to be included in this Form 10KSB, into the Company's previously filed Registration Statements on Form S-3 File Nos. 333-82247, 333-82619, 333-89401, 333-91705, and 333-86737 and Form S-8 File Nos. 333-80151,
333-91163 and 333-91161 each as filed with the Securities and Exchange Commission. Our report contains an explanatory paragraph regarding Apexx Technology, Inc.'s ability to continue as a going concern.

Balukoff, Lindstrom & Co., P.A.



Boise, Idaho
March 30, 2000